Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Equity Incentive Plan, the 2007 Employee Stock Purchase Plan and the 2007 Non-Employee Directors’ Stock Option Plan of Entropic Communications, Inc. of our reports dated February 3, 2012, with respect to the consolidated financial statements and schedules of Entropic Communications, Inc., and the effectiveness of internal control over financial reporting of Entropic Communications, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Diego, California
February 3, 2012